Exhibit 99.2

Energy Partners, Ltd.

Unaudited Pro Forma Condensed Consolidated Financial Information

The following unaudited pro forma condensed consolidated financial statements and accompanying notes as of and for the year ended December 31, 2010 (the “Pro Forma Statements”) have been prepared by our management and are derived from (a) our audited consolidated financial statements as of and for the year ended December 31, 2010 and (b) the audited statement of revenues and direct operating expenses of the ASOP Properties for the year ended December 31, 2010.

The Pro Forma Statements illustrate the effect on our historical financial position and results of operations of the purchase of an asset package consisting of certain shallow-water Gulf of Mexico shelf oil and natural gas interests surrounding the Mississippi River delta and a related gathering system (the “ASOP Properties”) from Anglo-Suisse Offshore Partners, LLC (“ASOP”) for $200.7 million in cash, subject to customary adjustments to reflect an economic effective date of January 1, 2011 (the “ASOP Acquisition”). In addition, the Pro Forma Statements reflect the effect of the related sale of $210.0 million in aggregate principal amount of 8.25% senior notes due 2018 (the “8.25% Notes”). The net proceeds from the sale of the 8.25% Notes of $202.0 million were used to finance the ASOP Acquisition and for general corporate purposes.

The Pro Forma Statements are provided for illustrative purposes only and do not purport to represent what our financial position or results of operations would have been had the ASOP Acquisition or the sale of the 8.25% Notes been consummated on the dates indicated or the financial position or results of operations for any future date or period. The pro forma statement of operations is not necessarily indicative of our operations going forward because the presentation of operations of the ASOP Properties is limited to only the revenues and direct operating expenses related thereto, while other operating expenses related to these properties have been excluded. Management has estimated the amount of the purchase price adjustments to reflect the January 1, 2011 economic effective date, but these adjustments have not yet been finalized with ASOP in accordance with the acquisition documentation. The unaudited pro forma condensed consolidated balance sheet was prepared assuming that the ASOP Acquisition and the sale of the 8.25% Notes had occurred on December 31, 2010. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 was prepared assuming the ASOP Acquisition and the sale of the 8.25% Notes had occurred on January 1, 2010.

The Pro Forma Statements, including the related unaudited adjustments that are described in the accompanying notes, are based on available information and certain assumptions we believe to be reasonable in connection with the ASOP Acquisition and the sale of the 8.25% Notes. These assumptions are subject to change.

The initial allocation of purchase price to the ASOP Acquisition’s acquired assets and liabilities in the Pro Forma Statements is based on management’s preliminary estimates. This allocation will be finalized based on valuation and other studies to be performed by management using the assistance of outside valuation specialists. As a result, the final purchase price allocation will differ, possibly materially, from that which is presented in the Pro Forma Statements.

The Pro Forma Statements should be read in conjunction with (a) our historical consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in our Annual Report on Form 10-K for the year ended December 31, 2010 and (b) the audited statements of revenues and direct operating expenses of the ASOP Properties for the years ended December 31, 2010, 2009 and 2008.

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Consolidated Balance Sheet

As of December 31, 2010

(amounts in thousands)

		Pro Forma Adjustments
	Historical	Acquisition Transaction		Issuance of 8.25% Notes		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$33,553	$(193,264)	a	$202,035	b	$42,324
Trade accounts receivable—net	21,443	—		—		21,443
Receivables from insurance	2,088	—		—		2,088
Fair value of commodity derivative instruments	186	—		—		186
Deferred tax assets	2,693	—		—		2,693
Prepaid expenses	3,303	—		—		3,303

Total current assets	63,266	(193,264)		202,035		72,037
Net Property and equipment	551,092	215,829	a	—		766,921
Restricted cash	8,489	—		—		8,489
Other assets	1,814	—		—		1,814
Deferred financing costs	2,245	—		1,665	b	3,910

Total assets	$626,906	$22,565		$203,700		$853,171

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,358	$—		$—		$18,358
Accrued expenses	28,394	—		—		28,394
Asset retirement obligations	16,902	—		—		16,902
Fair value of commodity derivative instruments	12,320	—		—		12,320

Total current liabilities	75,974	—		—		75,974
Long-term debt	—	—		203,700	b	203,700
Asset retirement obligations	54,681	22,915	a	—		77,596
Deferred tax liabilities	22,469	—		—		22,469
Other liabilities	666	—		—		666

Total liabilities	153,790	22,915		203,700		380,405

Stockholders’ equity	473,116	(350)	a	—		472,766

Total liabilities and stockholders’ equity	$626,906	$22,565		$203,700		$853,171

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Energy Partners, Ltd.

Unaudited Condensed Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2010

(amounts in thousands, except per share amounts)

			Pro Forma Adjustments
	Historical	ASOP Properties Historical	Acquisition and Issuance of 8.25% Notes		Pro Forma
Revenue:
Oil and natural gas	$239,770	$91,201	$—		$330,971
Other	139	—	—		139

Total revenue	239,909	91,201	—		331,110
Costs and expenses:
Direct operating expenses	52,365	15,964	3,970	c	72,299

Revenues in excess of direct operating expenses	187,544	75,237	(3,970)		258,811

Transportation	1,306		—		1,306
Exploration expenditures and dry hole costs	6,441		—		6,441
Impairments	26,142		—		26,142
Depreciation, depletion and amortization	104,561		29,736	d	134,297
Accretion	12,845		1,777	d	14,622
General and administrative	18,078		1,188	e	19,266
Taxes, other than on earnings	10,133		—		10,133
Loss on abandonment activities	(90)		—		(90)
Other	819		—		819

Income from operations	7,309		(36,671)		45,875
Other income (expense):
Interest income	113		—		113
Interest expense	(9,807)		(18,247)	f	(28,054)
Gain on derivative instruments	(4,865)		—		(4,865)
Loss on early extinguishment of debt	(5,627)		—		(5,627)

	(20,186)		(18,247)		(38,433)

Income (loss) before income taxes	(12,877)		(54,918)		7,442
Income taxes	4,409		18,782	g	(2,545)

Net income (loss)	$(8,468)		$(36,136)		$4,897

Earnings (loss) per share:
Basic	$(0.21)				$0.12
Diluted	$(0.21)				$0.12
Average common shares outstanding:
Basic	40,064				40,064
Diluted	40,064				40,086

See accompanying notes to unaudited pro forma condensed consolidated financial information.

Energy Partners, Ltd.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

Pro Forma Financial Information Assumptions

The unaudited pro forma condensed consolidated balance sheet as of December 31, 2010 reflects the following adjustments:

a.	Purchase price components of the ASOP Acquisition, which reflect management’s preliminary estimates of customary adjustments of $7.8 million to reflect an economic effective date of January 1, 2011, are as follows (in thousands):

Cash consideration	$192,914
Assumed asset retirement obligations	22,915

Acquired oil and gas properties	$215,829

Management has estimated the amount of the purchase price adjustments to reflect the January 1, 2011 economic effective date, including post-January 1, 2011 revenues, operating expenses and capital and asset retirement expenditures relating to the acquired properties. The adjustments have not yet been finalized with ASOP in accordance with the acquisition documentation.

Estimated total acquisition-related costs to consummate the ASOP Acquisition are approximately $0.4 million. The pro forma impact of the estimated ASOP Acquisition-related costs is reflected as a reduction of cash and retained earnings (stockholders’ equity) in the accompanying December 31, 2010 pro forma balance sheet.

Preliminary estimates of the ASOP Acquisition’s purchase price allocation have been performed taking into account current market conditions. For purposes of the pro forma balance sheet presentation, no part of the purchase price has been allocated to goodwill. This assumption is based upon market conditions and estimated market prices in effect for oil and natural gas. These market factors and other assumptions may change and new information may become known that could materially impact the preliminary purchase price and related allocations thereof. As a result, the final purchase price allocation will differ, possibly materially, from that presented in the Pro Forma Statements and a material portion of the final purchase price may be allocated to goodwill.

b.	The issuance of the 8.25% Notes:

The 8.25% Notes consist of $210.0 million principal amount of notes. The net proceeds from the issuance after deducting initial purchasers’ discount of $6.3 million were approximately $203.7 million.

Additional estimated offering expenses payable by us (including printing costs and structuring, legal and accounting fees) are estimated to be a total of approximately $1.7 million.

The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2010 reflects the following adjustments:

c.	The estimated incremental insurance cost associated with including the ASOP Properties under our insurance programs.

d.

The estimated depletion, depreciation and amortization expense associated with the proved properties acquired and other related asset retirement obligations (i.e., relating to decommissioning) assumed in the ASOP Acquisition under the successful efforts method of accounting we apply, assuming those properties had been acquired on January 1, 2010. Under the successful efforts method of accounting, depletion, depreciation and amortization expense for proved properties is calculated on a field by field basis using the units of production method. Production for the ASOP Properties totaled approximately 1,222 Mboe for 2010. For purposes of these Pro Forma Statements, the preliminary allocation of acquisition costs to property and equipment has been apportioned approximately $180 million to proved developed oil and gas properties, with the remainder of the purchase price allocated primarily to proved undeveloped properties. See note (a) above.

e.	The estimated incremental general and administrative expenses associated with management of the ASOP Properties.

f.	Interest expense and amortization of deferred financing costs associated with the 8.25% Notes.

g.	Income taxes are calculated using our applicable estimated effective income tax rate.